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                                                                    EXHIBIT 11.1

Keystone Automotive Industries, Inc.
Computation of Earnings per Share

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
                                                             YEAR
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
Common Shares outstanding at the beginning of
 the year.....................................  5,682,622  5,800,000  5,800,000
Pooling of Interest with North Star Plating,
 Inc..........................................  2,450,000  2,450,000  2,450,000
                                               ---------- ---------- ----------
                                                8,132,622  8,250,000  8,250,000
Issuance of 180,133...........................    106,689        --         --
Retirement of 62,755 shares...................     15,689        --         --
Initial Public Offering of 1,500,000 in June
 1996.........................................                        1,158,000
                                               ---------- ---------- ----------
Weighted average shares outstanding...........  8,255,000  8,250,000  9,408,000
                                               ========== ========== ==========
Net income.................................... $2,435,000 $4,336,000 $6,789,000
                                               ========== ========== ==========
Earnings per share............................ $      .29 $      .53 $      .72
                                               ========== ========== ==========
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